AMENDMENT TO EXECUTIVE AGREEMENT
This Amendment, dated as of May 13, 2013, amends the Amended and Restated Executive Agreement dated as of May 7, 2010 by and between PTC Inc. (f/k/a Parametric Technology Corporation), a Massachusetts corporation (the “Company”), and James Heppelmann (the “Executive”), as amended by the Amendment to Executive Agreement dated as of November 18, 2011 by and between the Company and the Executive (together, the “Executive Agreement”).
WHEREAS, the Executive is the President and Chief Executive Officer of the Company and a director of the Company; and

WHEREAS, the Company and the Executive wish to document their agreement with respect to the Executive’s position as a director of the Company if the Executive’s employment with the Company terminates;

NOW, THEREFORE, the Company and the Executive hereby agree to amend the Executive Agreement to add a new Section 12(h) to read as follows:
“(h)    Resignation as a Director.
In the event Executive’s employment by the Company terminates for any reason, including termination by the Company or by reason of Executive’s disability or resignation, if Executive is then a member of the Board of Directors of the Company, Executive shall irrevocably tender such Executive’s resignation from the Board of Directors effective as of the date of the notice of such termination or resignation, which resignation the Board may accept or reject as it may determine in its sole discretion. This Section 12(h) is a material term of this Agreement.”
In all other respects, the Executive Agreement shall remain in full force and effect.
EXECUTED as of the date first written above.

PTC INC. By: /s/ Barry Cohen Executive Vice President, Strategy	JAMES HEPPELMANN /s/ James Heppelmann President and Chief Executive Officer

BOS111 12651215.1